SHARE AGREEMENT made this 2nd day of April, 2002

BETWEEN:

The Shareholders of Aquentium, Inc. (herein called the "Shareholders");

Aquentium, Inc., a corporation incorporated under the laws of the State of Nevada, United States; and

Aries Ventures, Inc., a corporation organized and existing under the laws of the State of Nevada (herein called "Aries").

WITNESS that in consideration of the sum of 1,000,000 post-split shares of common stock of WaterPur International, Inc., a Delaware corporation ("WaterPur"), to be renamed Aquentium, Inc., which represents approximately 25% of the common stock to be outstanding immediately subsequent to the completion of the transaction contemplated herein (which will be the only equity security outstanding), it is agreed as follows:

1. The issuance of the common shares completely satisfies any and all outstanding debts or claims that Aries has or may have against WaterPur.

2. Upon the completion of the transaction contemplated herein, no preferred stock or convertible debt will be outstanding. If WaterPur subsequently issues any non-convertible preferred stock, it will not have any voting rights. If WaterPur subsequently issues any convertible preferred stock or convertible debt that includes voting rights (whether directly or on an "as if converted" basis), the total amount of common shares issuable under such instruments will be included in outstanding shares in the anti-dilution calculation described below. In addition, any convertible preferred stock or convertible debt conversion price below $1.00 per common share will adjust downward the exercise price of the common stock purchase warrants issued to Aries as described below.

3. Upon the completion of the transaction contemplated herein, there will be approximately 5,250,000 shares of common stock outstanding, as follows:
existing Aquentium, Inc. shareholders   4,000,000 shares; WaterPur
shareholders   approximately 250,000; Aries   1,000,000 shares.

4. The common shares received by Aries will be unlegended. These shares will be available to trade under a lock-up/leak-out agreement with WaterPur. Aries will have the right to sell up to 250,000 shares in quarter one of 2002; up to 500,000 shares cumulative in quarter 2 of 2002; up to 750,000 shares cumulative in quarter 3 of 2002; and up to 1,000,000 shares cumulative in quarter 4 of 2002; and thereafter unlimited.

5. WaterPur hereby agrees and confirms that the holding period for the securities received by Aries will tack from September 1997, and that upon the written request of Aries, WaterPur will provide Aries with a copy of valid legal opinion confirming this position. WaterPur shall endeavor to permit all of the securities issued herein, including the shares issuable upon exercise of the warrants, to be tradable within the shortest period of time legally permissible.

6. Aries will receive 250,000 common stock purchase warrants, exercisable for a period of three years at $1.00 per share. Both the warrants and the underlying common stock will have unlimited piggyback registration rights. These warrants will contain standard anti-dilution provisions. During the exercise period, the warrant exercise price will be reset downward if any financings or transactions are done that provide for the issuance of common stock, directly or indirectly, at less than $1.00 per share. Aries may transfer the warrants, in whole or in part, at any time to an affiliated or an unaffiliated party. The warrants shall contain "net cashless exercise" provisions. As an example of "net cashless exercise" provisions, assuming that Aries owns warrants to purchase 250,000 shares of WaterPur common stock at $1.00 per share, then Aries, at its option, may exercise the warrants by returning sufficient WaterPur common shares to pay the exercise price (in this case, 250,000 x $1.00) divided by $5.00 equals 50,000 shares), or by reducing the net shares that Aries is entitled to receive upon exercise of the warrants by 50,000 shares, from 250,000 shares to 200,000 shares. To the extent legally permissible, the parties shall characterize the exercise of the warrants as a 3(a)9 exchange, with the underlying shares being considered as if registered or exempt from registration.

7. At any time during the three year exercise period of the warrants, if any portion of the warrants are outstanding and unexercised, should WaterPur make application for listing of its common stock on the American Stock Exchange or on the NASDAQ SmallCap or National Market System, and should such application be approved, WaterPur will have the right to call the remaining outstanding warrants, upon 30 days written notice, for a payment of $0.01 per warrant. Upon the issuance of such written notice by WaterPur, Aries, and/or any subsequent holder of all or any portion of the remaining outstanding warrants, will have the right to exercise such warrants for a period of 20 days thereafter. The 20 day period shall expire before the 30 day period expires. The notice shall be issued, and the 20 day period and the 30 day period shall both commence, only upon the formal written approval of the AMEX or NASDAQ application.

8. Aries will receive anti-dilution protection with respect to its common stock, which will be calculated separately on December 31, 2002 and on December 31, 2003, as long as it continues to own such shares, and if the aggregate market value of WaterPur's common stock and all spin-off's common stock owned by Aries, is less than $12,000,000, as described below. If Aries sells or otherwise transfers such shares, the anti-dilution protection based on $12,000,000 will be reduced pro rata, until such time as Aries owns less than 250,000 shares, at which time the anti-dilution protection will terminate. If the aggregate market value of the 1,000,000 shares of WaterPur common stock received by Aries, combined with the aggregate market value of any common stock received by Aries through one or more spin-off transactions that WaterPur may conduct, is less than $12,000,000, then Aries will be entitled to receive, without the payment of any additional consideration, a sufficient number of newly-issued common shares of WaterPur such that it will own 10% of the outstanding shares of WaterPur common stock. The calculation for purposes of the market value test will be based on the weighted average price for WaterPur common stock for the 30 consecutive calendar days during the calendar year at which the common stock traded at its highest level, as well as the weighted average price for any spin-off's common stock during the 30 consecutive calendar days in that calendar year that such spin-off's common stock traded at its highest level. The highest price period chosen must represent at least an aggregate market value of the common stock trading of $100,000 for WaterPur and for each spin-off, excluding transaction double-counting by market makers.

9. All parties hereto do jointly agree to sign and deliver any further assurances required to more fully carry out the intent of this Share Agreement.

10. This Share Agreement shall be construed and enforced under the Laws of the State of California.

11. This Share Agreement shall inure to the benefit of and be binding upon the respective parties hereto and respective heirs, executors, administrators, successors, and assignees.

IN WITNESS WHEREOF the parties hereunto have executed this document as of the date first written above.


SHAREHOLDERS


/s/ Mark Taggatz
_________________________
Mark Taggatz





AQUENTIUM, INC.


/s/ Mark Taggatz
_________________________
Mark Taggatz
President







ARIES VENTURES, INC.



/s/ Robert N. Weingarten
__________________________
Robert N. Weingarten
Chief Financial Officer